ICOA, INC.


February 18, 2000

LETTER OF AGREEMENT FOR CONSULTING AND TRANSACTION BASED FEES

This letter will confirm our agreement to retain your firm, Carter & Vahlsing, CPA (C&V), for an initial period of ONE YEAR, as consultants to provide management accounting services, and specifically that Erwin Vahlsing, Jr. perform the services normally attended to by a Chief Financial Officer to the company. For these services, C&V is to receive a minimum monthly retainer equal to:

     >>   Three Thousand Dollars ($3,000.00)
          plus

     >> Reasonable expenses in connection with the performance of the duties as shall be agreed upon in advance between the parties

In the event that the services required in any month exceed 60 hours, additional compensation will be negotiated between the parties.

If any fees that are due and payable to C&V are not paid in a timely fashion, then ICOA will pay all C&V's costs of collection and related out-of-pocket expenses including attorneys' fees. In the event the lack of payment is caused by a delay in funding, then all accrued consulting fees will be paid in full at the time of the next closing.

This agreement may be extended after its initial term on a month to month basis, or as agreed to between the parties.


/s/ George Strouthopoulos                                   2/18/00
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George Strouthopoulos, Chairman                               Date

Accepted and agreed to this 18th day of February, 2000 by:


/s/ Erwin Vahlsing, Jr.
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Erwin Vahlsing, Jr., Partner


111 Airport Road, Warwick, RI 02889          Tel 401.739.9205   Fax 401.739.9215